                                                                  Exhibit (c)(1)

                  AGREEMENT AND PLAN OF MERGER, dated as of August 16, 1999 (this "Agreement"), among HOCHTIEF AG, a corporation organized under the laws of Germany ("Parent"), BETA ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and THE TURNER CORPORATION, a Delaware corporation (the "Company").

                  WHEREAS, the Boards of Directors of Purchaser and the Company and the Supervisory Board and Management Board of Parent have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

                  WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire (i) all the issued and outstanding shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock") (including the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of September 21, 1998 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as rights agent), for $28.625 per share of Company Common Stock (such amount, or any greater amount per share of Company Common Stock paid pursuant to the Offer, being the "Per Share Amount") and (ii) all the issued and outstanding shares of (A) Series C 8 1/2% Convertible Preference Stock, par value $1.00 per share, of the Company ("Series C Preferred Stock") and (B) Series D 8 1/2% Convertible Preference Stock, par value $1.00 per share, of the Company ("Series D Preferred Stock" and, together with the Series C Preferred Stock being hereinafter collectively referred to as the "Company Preferred Stock"), for an amount in cash per share of Company Preferred Stock equal to the product of the Per Share Amount multiplied by the number of shares of Company Common Stock issuable upon the conversion of such share of Company Preferred Stock, in each case, net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer (shares of Company Common Stock and Company Preferred Stock being hereinafter collectively referred to as "Shares");

                  WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved and agreed to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer;

                  WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, Parent, Purchaser and certain stockholders of the Company (the "Stockholders") have entered into Stockholders Agreements, dated as of the date hereof (the "Stockholders Agreements"), providing that, among other things, the Stockholders will (i) tender their Shares into the Offer, (ii) vote their Shares in favor of the Merger, if applicable, in each case subject to the conditions set forth therein, and (iii) grant to Purchaser an option to purchase their shares of Company Common Stock at the Per Share Amount and their shares of Company Preferred Stock at an amount in cash equal to the product of the Per Share Amount multiplied by the number of shares of Company Common Stock issuable upon the conversion of such shares of Company Preferred Stock, in each case subject to the conditions set forth therein;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:


                                    ARTICLE I

                                    THE OFFER

                  SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in Annex A hereto shall have occurred or be continuing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than within five business days of the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of shares of Company Common Stock and shares of Company Preferred Stock (determined as if shares of Company Preferred Stock have been converted into shares of Company Common Stock) that when added to the Shares already owned by Parent shall constitute two-thirds of the then outstanding shares of Company Common Stock on a fully diluted basis and also shall be subject to the satisfaction of each of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which changes the form of consideration paid by Purchaser for the Shares, which imposes conditions to the Offer in addition to those set forth in Annex A hereto or which makes any other change in the terms of the Offer that is materially adverse to the holders of the Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of shares of Company Common Stock and Company

Preferred Stock validly tendered and not withdrawn pursuant to the Offer, together with the shares of Company Common Stock and Company Preferred Stock then owned by Parent, equals 80% or more, but less than 90%, of the outstanding shares of Company Common Stock and 80% or more, but less than 90%, of each series of Company Preferred Stock, in each case, on a fully diluted basis. If, on the initial scheduled expiration date of the Offer, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall not have expired or been terminated, then Purchaser shall extend the Offer from time to time until five business days after the expiration or termination of the applicable waiting period under the HSR Act, subject to the right of Parent, Purchaser or the Company to terminate this Agreement pursuant to the terms hereof. The price per Share payable in the Offer shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall pay, as promptly as practicable after expiration of the Offer and acceptance for payment of the tendered Shares, for all Shares validly tendered and not withdrawn. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")

                  (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the
Schedule 14D-1, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

                  (c) Promptly following Purchaser's acceptance for payment of the Shares, Parent shall provide to Purchaser, or cause Purchaser to be provided, with sufficient funds to pay in cash the purchase price for such Shares.

                  SECTION 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on August 13, 1999, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, and the transactions contemplated by the Stockholders Agreements (collectively, the "Transactions"), are fair to and in the best interests of the holders of Shares, (B) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and (C) recommended that the holders of Shares accept the Offer and tender the Shares pursuant to the Offer, and approve and adopt this Agreement, (ii) a majority of Disinterested Directors (as such term is defined in paragraph E(5) of Article 6 of the Company's certificate of incorporation) has approved, adopted and declared advisable this Agreement and the Transactions in a manner sufficient to render Article 6 of the Company's certificate of incorporation inapplicable to the Transactions and (iii) PaineWebber Incorporated has delivered to the Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. Except as required by the fiduciary duties of the Board under applicable law based upon advice of outside legal counsel, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and the Company shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent. The Company has been advised by its directors and executive officers that they intend either to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer, or to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement; provided that any directors and officers who would incur liability under Section 16(b) of the Exchange Act as a result thereof shall not be required to tender such Shares to the extent necessary to avoid such liability.

                  (b) As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, except as required by the fiduciary duties of the Board under applicable law based upon advice of outside legal counsel, the recommendation of the Board described in
Section 1.02(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

                  (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of the Shares as Parent or Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver to the Company all copies of such information then in their possession.


                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                  SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "Effective Time").

                  SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  SECTION 2.04. Certificate of Incorporation; By-laws. (a) At the Effective Time, the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation; provided, however, that, at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is The Turner Corporation."

                  (b) Unless otherwise determined by Parent prior to the Effective Time and subject to Section 6.07, the by-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws.

                  SECTION 2.05. Directors and Officers. The initial directors of the Surviving Corporation shall be two directors designated by the Board prior to the Effective Time, three directors designated by Purchaser (who may be employees of Parent or an Affiliate) and four independent directors, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                  SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

                  (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.06(c) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount (the "Common Stock Merger Consideration") payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such share of Company Common Stock;

                  (b) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be canceled pursuant to Section 2.06(c) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash equal to the product of the Common Stock Merger Consideration multiplied by the number of shares of Company Common Stock into which such share of Company Preferred Stock shall be convertible immediately prior to the Effective Time (the "Preferred Stock Merger Consideration"), payable, without interest, to the holder of such share of Company Preferred Stock, upon surrender, in the manner provided in
         Section 2.09, of the certificate that formerly evidenced such share of Company Preferred Stock;

                  (c) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (d) Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  SECTION 2.07. Employee and Director Stock Options. (a) The Company shall, immediately prior to the Effective Time, (i) terminate the Company 1998 Stock Incentive Plan, the Company 1997 Non-Qualified Stock Option Plan and the Company's 1992 Stock Plan and any other plan, program or arrangement providing for the issuance, grant or purchase of any other interest in respect of the capital stock of the Company or any of its Subsidiaries

(collectively, the "Company Stock Plans") without prejudice to the holders of Options and Units (as defined in Section 2.07(b) and (c) below, respectively), and (ii) amend the provisions of any other Company Plans, or related trust or funding vehicle, providing for the issuance, holding, transfer or grant of any Shares, or any interest in respect of any Shares, to provide no continuing rights to acquire, hold, transfer, or grant any Shares or any interest in any Shares.

                  (b) Parent and the Company shall take all action necessary to provide that each option (an "Option") to purchase shares of Company Common Stock which is an "incentive stock option" (within the meaning of Section 422(b) of the Code) (an "ISO") shall, for the purpose of tendering the Shares underlying such ISO in the Offer, become fully vested and exercisable as soon as practicable following the date hereof (whether or not previously vested or exercisable).

                  (c) Parent and the Company shall take all action necessary to
(i) provide that each Option and each stock unit or other right to receive Shares (a "Unit") pursuant to the Company Stock Plans or any stock option or stock unit agreement or other arrangement (including the right of certain directors of the Company to receive Shares by reason of termination of the Company's Directors' Retirement Plan and the restricted stock units granted to Thomas C. Leppert on June 9, 1999) to which the Company is a party which is outstanding immediately prior to the acceptance of the Shares by the Purchaser pursuant to the Offer, shall become fully exercisable and vested, whether or not previously exercisable or vested, immediately prior to such acceptance and (ii) provide that, with respect to each such Option and Unit, the holder thereof shall be entitled to either, at the election of Purchaser, (x) receive from the Company, at the time payment is made for the Shares tendered pursuant to the Offer, an amount in cash equal to the Cash-Out Value or (y) exercise any Option or Unit prior to the time payment is made for the Shares tendered pursuant to the Offer; provided, however, that any Option or Unit that is not cashed out or exercised shall terminate as of the Effective Time; and provided, further that Purchaser may elect clause (y) above only if it provides a mechanism therefor which the Company in its good faith judgment deems to not prejudice the holders of Options with respect to economics or the risk of holding shares. For purposes of this Section 2.07, the "Cash-Out Value" shall be: (i) with respect to each such Option, an amount of cash in cancellation of such Option equal to the difference between the Common Stock Merger Consideration and the per share exercise price of such Option, multiplied by the number of shares of Company Common Stock to which such Option remains unexercised; and (ii) with respect to each such Unit, an amount of cash in cancellation of such Unit equal to the Common Stock Merger Consideration (less, in the case of both Options and Units, any income or employment tax withholding required under the Code (as hereinafter defined) or any provision of state or local law). Prior to the acceptance of the Shares by the Purchaser pursuant to the Offer, the Company shall make all amendments to the Company Stock Plans and related option agreements necessary, and take all actions necessary, to effect the transactions contemplated by this
Section 2.07 and Annex B. The Company and Parent shall cooperate, and take all reasonable steps to share in advance information, to effect the transactions contemplated by this Section 2.07.

                  SECTION 2.08. Dissenting Shares. (a) Notwithstanding any provision of this

Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, either the Common Stock Merger Consideration or the Preferred Stock Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as applicable, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

                  (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                  SECTION 2.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company, which shall be reasonably satisfactory to the Company, to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to
Section 2.06(a) or 2.06(b). As of the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with the Paying Agent cash in the aggregate amount required to be paid as the Common Stock Merger Consideration and the Preferred Stock Merger Consideration. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

                  (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Common Stock Merger Consideration pursuant to Section 2.06(a) or a holder of record of Shares entitled to receive the Preferred Stock Merger Consideration pursuant to Section 2.06(b) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Common Stock Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate or the Preferred Stock Merger Consideration for each share of Company Preferred Stock formerly evidenced by such

Certificate, as applicable, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Common Stock Merger Consideration or Preferred Stock Merger Consideration, payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

                  (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Common Stock Merger Consideration or Preferred Stock Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

                  (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As an inducement to Parent and Purchaser to enter into this Agreement, except as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the "Disclosure Schedule"), the Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that information set forth in one section of the Disclosure Schedule shall be deemed to be disclosed for purposes of all relevant sections of the Disclosure Schedule except to the extent that the information set forth therein could not be reasonably determined to apply to such other sections of the Disclosure Schedule):

                  SECTION 3.01. Organization and Qualification; Subsidiaries.
(a) Each of the Company and each subsidiary of the Company (each, a "Subsidiary") is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect. The term "Material Adverse Effect" means any circumstance, change or effect that, individually or when taken together with all other circumstances, changes and effects, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and the Subsidiaries taken as a whole, except any such effect resulting from or arising in connection with (A) changes or conditions (including changes in generally accepted accounting principles ("GAAP"), law, regulation or judicial or other interpretation) affecting the general building construction industry generally or the construction management industry generally, or (B) changes in economic or financial market conditions generally.

                  (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.01(a) of the Disclosure Schedule, which has been delivered prior to the execution and delivery of this Agreement by the Company to Parent and Purchaser. Except as disclosed in Section 3.01(a) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company and Turner Construction Company, a New York corporation and wholly owned subsidiary of the Company. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

                  SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock and 2,000,000 shares of Company Preferred Stock, of which 850,000 shares have been designated Series B ESOP Convertible

Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), 9,000 shares have been designated Series C Preferred Stock, 6,000 shares have been designated Series D Preferred Stock, 9,000 shares have been designated Series E 8 1/2% Convertible Preference Stock ("Series E Preferred Stock") and 200,000 shares have been designated Series F Preferred Participating Preference Stock ("Series F Preferred Stock"). As of August 13, 1999, (i) 9,181,456 shares of Company Common Stock, 9,000 shares of Series C Preferred Stock and 6,000 shares of Series D Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Series B Preferred Stock, Series E Preferred Stock or Series F Preferred Stock are issued and outstanding, (ii) 558,390 shares of Company Common Stock and no shares of Company Preferred Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock and no shares of Company Preferred Stock are held by Subsidiaries, (iv) 4,571,875 shares of Company Common Stock are reserved for future issuance pursuant to (A) employee stock options or stock incentive rights granted pursuant to the Company Stock Plans and (B) conversion rights with respect to Company Preferred Stock and (v) 200,000 shares of Series F Preferred Stock are reserved for issuance pursuant to the Rights Agreement. Except as set forth in this Section 3.03, and except for the Stockholders Agreements, the Agreement Regarding Security Holder's Rights, Obligations and Options, dated June 20, 1992, between the Company and Karl Steiner Holding AG (the "Steiner Agreement"), and the Rights, there are no options, warrants or other rights, agreements, arrangements or commitments of any character issued by the Company or any Subsidiary or to which the Company or any Subsidiary is a party, or to the knowledge of the Company issued by any other person or to which any other person is a party, relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as contained in the Steiner Agreement, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or a Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

                  SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of two-thirds of the voting power of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The restrictions on business combinations contained in Section 203 of Delaware Law and in Article Six of the certificate of incorporation of the Company, as amended, have been satisfied with respect to the Transactions.

                  SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming satisfaction of the requirements set forth in
Section 3.05(b) below, conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or any foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (hereinafter, a "Governmental Authority"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

                  SECTION 3.06. Permits; Compliance. Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure to have any of the Permits would not have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the suspension or cancellation of any of the Permits would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults, breaches or violations that would not have a Material Adverse Effect.

                  SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1996 and has heretofore delivered to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1997, and 1996, respectively, (ii) its Quarterly Reports on Form 10-Q for the period ended March 31, 1999, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1996 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since December 31, 1996 (the forms, reports and other documents referred to in clauses
(i), (ii), (iii) and (iv) above being, collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have had, and would not have, a Material Adverse Effect).

                  (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 1998, including the notes thereto (the "1998 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with

GAAP, except for liabilities and obligations (i) that in the aggregate would not have a Material Adverse Effect or (ii) incurred in the ordinary course of business consistent with past practice since December 31, 1998.

                  (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

                  SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 1998, except as set forth in Section 3.08 of the Disclosure Schedule, or as expressly contemplated by this Agreement, or specifically disclosed in any SEC Report filed since December 31, 1998 and prior to the date of this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect, and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

                  SECTION 3.09. Absence of Litigation. Except as specifically disclosed in the SEC Reports filed prior to the date of this Agreement, as of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court or arbitrator, domestic or foreign, or Governmental Authority that (i) would have a Material Adverse Effect (after giving effect to insurance payments in respect of such Action) or (ii) seeks to delay or prevent the consummation of any Transaction. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would have a Material Adverse Effect.

                  SECTION 3.10. Employee Benefit Plans. (a) Section 3.10 of the Disclosure Schedule contains a true and complete list of (i) all compensation and benefit plans (including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, in each case, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary and (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under
Section 4069 or 4212 of ERISA (but in the case of each of (i) and (ii), excluding any plan, program, arrangement, contract or agreement that is not individually material or is primarily subject to the laws of any jurisdiction outside of the United States (or both)) (collectively, the "Company Plans"). Each Company Plan is in writing and the Company has previously furnished Parent with or made available to Parent a true and complete copy of each Company Plan and a true and complete copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the Internal Revenue Service ("IRS") Form 5500, filed with respect to the three most recent plan years (iv) the most recently received IRS determination letter for each such Company Plan, and (v) the actuarial report and financial statement prepared in connection with each such Company Plan with respect to the most recent plan year.

                  (b) None of the Company Plans is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"), or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company or any Subsidiary could incur liability under
Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Other than as specifically disclosed in Section 3.10(b)(ii) of the Disclosure Schedule, no payment or benefit made to an employee of the Company under any Company Plan or otherwise will constitute an excess parachute payment under Section 280G of the Code or be subject to an excise tax under Section 4999 of the Code.

                  (c) Each Company Plan that is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the IRS within the applicable remedial amendment period under Section 401(b) of the Code that such Company Plan is so qualified, and, to the knowledge of the Company, no fact or event has occurred since the date of any such determination letter from the IRS that could cause such Company Plan no longer to be qualified. Each trust maintained or contributed to by the Company or any Subsidiary that is intended to be qualified as a voluntary employees' beneficiary association exempt from federal income taxation under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination by the IRS that could cause such trust no longer to be so qualified and so exempt.

                  (d) (i) The Company has not incurred any liability for any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan; and (ii) none of the Company, any Subsidiary or any ERISA Affiliate is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4976, 4979, 4979A, 4980, 4980B or 4989D of the Code or Section
502(c) or 4204 of ERISA, and no fact or event exists which is reasonably likely to result in any such liability. Each loan, guarantee or other indebtedness ("ESOP Indebtedness") by the Company or any Subsidiary or any Company Plan which is an "employee stock ownership plan" (within the meaning of Section 4975(e)(7) of the Code) incurred or entered into in connection with the purchase or refinance of the prior purchase of "qualifying employer securities" (within the meaning of Section 4975(e)(8) of the Code) has been repaid in full. None of the Company, any Subsidiary or any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (x) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (y) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which is reasonably likely to result in any such liability under (x) or (y) above. No asset of the Company or any Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any Subsidiary has been required to post any security under Section 307 of ERISA or
Section 401(a)(29) of the Code; and no fact or event exists which is reasonably likely to result in any such lien or requirement to post any such security.

                  (e) Each Company Plan is now and has been operated in all respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and the Company and each Subsidiary has performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Company Plan. No Company Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

                  (f) The Company and the Subsidiaries have not incurred any liability under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder and all similar state and local "plant-closing" laws, and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time.

                  (g) The Company does not maintain any compensation and/or benefit plan that (i) is subject to the laws of any jurisdiction outside of the United States and (ii) has liabilities that are material to the Company.

                  SECTION 3.11. Labor Matters. Except as set forth in Section
3.11 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. Except as set forth in Section 3.11 of the Disclosure Schedule, and except as would not have a Material Adverse Effect, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (ii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any collective bargaining agreement or labor union contract, and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary. No consent of any labor union is required to consummate the Transactions. Neither the Company nor any Subsidiary has any liability (whether current or contingent) under any of the collective bargaining agreements listed on Section 3.11 of the Disclosure Schedule, which individually or in the aggregate would have a Material Adverse Effect.

                  SECTION 3.12. Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement (if any) to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent's or Purchaser's representatives for inclusion in the foregoing documents. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 3.13. Real Property and Leases. (a) The Company and the Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not have a Material Adverse Effect.

                  (b) Except as disclosed in the 1998 Balance Sheet or the notes thereto, each parcel of real property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed, except as would not have a Material

Adverse Effect.

                  (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring rental payments in excess of $250,000 per annum during the period of the lease, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no material default under any such lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by the Company or any Subsidiary, except as would not have a Material Adverse Effect.

                  SECTION 3.14. Intellectual Property. (a) The Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all material Intellectual Property used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted.

                  (b) No current or prior use of any Intellectual Property by the Company and the Subsidiaries infringes on or otherwise violates the rights of any person and such use is and has been in accordance with all applicable licenses, pursuant to which the Company or any of the Subsidiaries acquired the right to use such Intellectual Property, other than as would not have a Material Adverse Effect.

                  (c) No Intellectual Property owned/or licensed by the Company or the Subsidiaries is being used or enforced in a matter that would result in the abandonment, cancellation or unenforceability of such Intellectual Property other than as would not have a Material Adverse Effect.

                  (d) For purposes of this Agreement, "Intellectual Property" means all trademarks, trademark rights, trade name, trade name rights, trade dress and other indications of origin, brand names, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, patent rights and trade secrets; writings and other works, whether copyrightable or not, in any jurisdiction; and any similar intellectual property or proprietary rights.

                  SECTION 3.15. Year 2000 Compliance. The Company has (i) undertaken an assessment of those Company Systems that could be adversely affected by a failure to be Year 2000 Compliant, (ii) developed a plan and time line for rendering such Company Systems Year 2000 Compliant, and (iii) to date, implemented such plan in accordance with such timetable in all material respects. Based on such assessment, all Company Systems are Year 2000 Compliant or will be Year 2000 Compliant as required to avoid having a Material Adverse Effect. The Company estimates that the total remaining cost of rendering the Company Systems Year 2000 Compliant is not material and will be funded with cash flows from operations. For purposes hereof, "Company Systems" means all computer, hardware, software, systems, and equipment (including embedded microcontrollers in non-computer equipment) embedded within or required to operate the current products of the Company and the Subsidiaries, and/or material to or necessary for the Company and the Subsidiaries to carry on their businesses as currently conducted. For purposes hereof, "Year 2000 Compliant" means that the Company Systems provide uninterrupted millennium functionality in that the Company Systems will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as the Company Systems record, store, process, and present calendar dates falling on or before December 31, 1999.

                  SECTION 3.16. Taxes. The Company and the Subsidiaries have filed all federal, state, local and foreign Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than (i) such payments as are being contested in good faith and for which adequate reserves have been set aside and are reflected on the books of the Company, (ii) payments for which adequate reserves have been set aside and are reflected on the books of the Company and which are identified in
Section 3.16 of the Disclosure Schedule, and (iii) such filings, payments or other occurrences that would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency, domestic or foreign, has notified the Company in writing that it is now asserting or to the knowledge of the Company threatening to assert (whether or not in writing) against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith which, if upheld, would have a Material Adverse Effect. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any Tax. The accruals and reserves for Taxes reflected in the 1998 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change has had or is reasonably likely to have a Material Adverse Effect. Except as set forth in the financial statements described in Section 3.07, neither the Company nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would have a Material Adverse Effect. For purposes of this Agreement, "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

                  SECTION 3.17. Environmental Matters. Except as described in
Section 3.17 of the Disclosure Schedule or as would not have a Material Adverse
Effect: (i) the Company has
not violated and is not in violation of any Environmental Law; (ii) none of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) there is no Action pending or, to the knowledge of the Company, threatened against the Company with respect to any off-site contamination by Hazardous Substances (as hereinafter defined); (iv) there is no Action pending or, to the knowledge of the Company, threatened against under any Environmental Law (as hereinafter defined) (including, without limitation, pending or threatened liens); (v) the Company has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (vi) the Company is in compliance with its Environmental Permits; and (vii) neither the execution of this Agreement nor the consummation of the Transactions contemplated hereby will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities, pursuant to any applicable Environmental Law, including, without limitation, the Connecticut Transfer Act and the New Jersey Industrial Site Recovery Act.

                  SECTION 3.18. Amendment to Rights Agreement. (a) The Board has taken all necessary action to irrevocably amend the Rights Agreement so that none of the execution, delivery or performance of this Agreement or the Stockholders Agreement, the making of the Offer or the acceptance for payment or payment for Shares by Purchaser pursuant to the Offer will cause (i) the Rights to become exercisable under the Rights Agreement, (ii) Parent or Purchaser or any of their affiliates to be deemed an "Acquiring Person" (as defined in the Rights Agreement) or (iii) the "Stock Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event.

                  (b) The "Distribution Date" (as defined in the Rights Agreement) has not occurred.

                  SECTION 3.19. Material Contracts. (a) Subsections (i) through
(iii) of Section 3.19 of the Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party on the date hereof (such contracts, agreements and arrangements as are required to be set forth in Section 3.19(a) of the Disclosure Schedule and policies of insurance maintained by the Company and the Subsidiaries being the "Material Contracts"):

                  (i) as of June 30, 1999, each guaranteed maximum price, lump sum and cost plus fee contract and agreement which is likely to involve revenues to the Company of more than $50,000,000, in the aggregate, over the remaining term of such contract;

                  (ii) all contracts and agreements evidencing indebtedness in excess of $5,000,000; and

                  (iii) all contracts and agreements that limit the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time.

                  (b) Except as would not have a Material Adverse Effect, each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been canceled by the other party; to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; and the Company and the Subsidiary are not in receipt of any claim of default under any such agreement. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

                  SECTION 3.20. Insurance. The Company and each Subsidiary maintain policies of insurance on terms, and in amounts, that are adequate for the conduct of the Company's business and the business of such Subsidiary, in each case as such business is currently conducted and consistent with customary practices and standards of companies engaged in businesses similar to that of the Company and the Subsidiaries, and with insurers reasonably believed by the Company to be responsible.

                  SECTION 3.21. Brokers. No broker, finder or investment banker (other than PaineWebber Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and PaineWebber Incorporated pursuant to which such firm would be entitled to any payment relating to the Transactions.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

                  SECTION 4.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement.

                  SECTION 4.02. Authority Relative to This Agreement and the Stockholders Agreements. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Stockholders Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Stockholders Agreements by Parent and Purchaser, the performance by

Parent and Purchaser of their obligations hereunder and thereunder and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or the Stockholders Agreements or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement and the Stockholders Agreements have been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company and, in the case of the Stockholders Agreements, the respective Stockholder(s), constitute legal, valid and binding obligations of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with their terms.

                  SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Stockholders Agreements by Parent and Purchaser do not, and the performance of this Agreement and the Stockholders Agreements by Parent and Purchaser will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of either Parent or Purchaser, (ii) assuming satisfaction of the requirements set forth in Section 4.03(b) below, conflict with or violate any Law, applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement.

                  (b) The execution and delivery of this Agreement and the Stockholders Agreements by Parent and Purchaser do not, and the performance of this Agreement and the Stockholders Agreements by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.

                  SECTION 4.04. Financing. Purchaser has, or shall have, sufficient funds to permit Purchaser to acquire all the outstanding Shares pursuant to the Offer and the Merger.

                  SECTION 4.05. Absence of Litigation. As of the date hereof, there is no action pending, or, to the knowledge of Parent or Purchaser, threatened against Parent or Purchaser, or any property or asset of Parent or Purchaser, before any court or arbitrator, domestic or foreign, or Governmental Authority that seeks to delay or prevent the consummation of any Transaction.

                  SECTION 4.06. Offer Documents; Proxy Statement. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 4.07. Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co. oHG) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.



                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and
Section 5.01 of the

Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

                  (a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 2,021,875 shares of Company Common Stock issuable pursuant to employee stock options outstanding on the date hereof and the issuance of a maximum of 2,400,000 shares of Company Common Stock upon conversion of Company Preferred Stock outstanding on the date hereof) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends and distributions by a wholly owned Subsidiary to the Company or another wholly owned Subsidiary);

                  (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice;
         (iii) authorize any single capital expenditure or capital expenditures which are, in the aggregate, not disclosed in the Company's capital expenditure budget previously delivered by the Company to Parent; or
         (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

                  (f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors or executive officers, or increase the compensation payable or to become payable or the benefits provided to its current or former non-executive officers or employees other than in the ordinary course in accordance with past practices; (ii) grant any severance or termination pay to, or enter into any employment, retention, stay bonus or severance agreement with any director or executive officer, or grant any severance or termination pay to, or enter into any employment, retention, stay bonus or severance agreement with any non-executive officer or employee other than in the ordinary course in accordance with past practices; (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director or executive officer, or take any such action for the benefit of any non-executive officer or employee other than in the ordinary course in accordance with past practices; or (iv) amend or modify any Company Plans except as required by law;

                  (g) take any action, other than as required by GAAP, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                  (h) make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

                  (i) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder, other than in the ordinary course of business and consistent with past practice;

                  (j) settle any material Action other than any settlement which involves only the payment of damages in an immaterial amount and does not involve injunctive or other equitable relief; or

                  (k) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.01. Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's certificate of incorporation and by-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting") and
(ii) except as required by its fiduciary duties under applicable law based upon advice of outside legal counsel, (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the unanimous recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use its best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

                  (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding shares of Company Common Stock and 90% of the then outstanding shares of each series of Company Preferred Stock, the parties hereto agree, at the request of Purchaser, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

                  SECTION 6.02. Proxy Statement. If required by applicable law, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

                  SECTION 6.03. Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, the Board shall consist of two directors designated by the Board prior to such purchase of Shares, three directors designated by Purchaser (who may be employees of Parent or an Affiliate) and four independent directors, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees and new independent directors, if any, to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. At such times, the Company shall use its best efforts to cause persons designated by Purchaser and new independent directors, if any, to constitute the same percentage as persons designated by Purchaser and new independent directors, if any, shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each domestic Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the earlier of (i) the time Purchaser acquires two-thirds of the voting power of the then-outstanding Shares on a fully diluted basis and (ii) the Effective Time, the Company shall not take any action to induce any member of the Board, as of the date hereof, who are not employees of the Company to resign from the Board.

                  (b) To the extent applicable, the Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 6.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. To the extent applicable, Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

                  (c) Following the election of designees of Purchaser pursuant to this Section 6.03, prior to the Effective Time, any amendment of this Agreement or the certificate of incorporation or by-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company.

                  SECTION 6.04. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants, building sites and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

                  (b) All information obtained by Parent or Purchaser pursuant to this Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated April 1, 1999 (the "Confidentiality Agreement"), between Parent and the Company.

                  (c) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                  SECTION 6.05. No Solicitation of Transactions. (a) Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate, accept, or knowingly encourage the submission of, any Acquisition Proposal (as defined below) or (ii) except as required by the fiduciary duties of the Board under applicable law based upon advice of outside legal counsel, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means (i) any bona fide proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company or of any Subsidiary or (B) 30% or more of the then-outstanding shares of Company Common Stock and Company Preferred Stock (determined as if shares of Company Preferred Stock have been converted into shares of Company Common Stock); (ii) any tender offer or exchange offer as defined pursuant to the Exchange Act that, if consummated, would result in any person beneficially owning 30% or more of the then-outstanding shares of Company Common Stock and Company Preferred Stock (determined as if shares of Company Preferred Stock have been converted into shares of Company Common Stock); (iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company and any Subsidiary, other than the Transactions; or (iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transaction.

                  (b) Except as set forth in this Section 6.05(b), neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of the Offer, this Agreement, the Merger or any other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law based upon advice of outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer, the Merger, this Agreement or any other Transactions, but only in order to enter into a definitive agreement with respect to a Superior Proposal (as defined below) and terminate this Agreement in accordance with Section 8.01(d)(ii) (and, concurrently with such termination, cause the Company to enter into an agreement with respect to any Superior Proposal). For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal on terms which the Board determines, in its good faith judgment (after consultation with a financial advisor of internationally recognized reputation), to be more favorable to the Company's stockholders than the Offer and the Merger and as to which, to the extent financing is required, there shall have been obtained from a responsible financing source or sources one or more commitment letters containing customary terms and conditions.

                  (c) The Company shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal.

                  (d) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request.

                  (e) Nothing contained in this Section 6.05 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders, if the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law as advised in writing by outside legal counsel; provided, however, that neither the Company nor the Board nor any committee thereof shall, except as permitted by
Section 6.05(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement, the Merger or any other Transactions or to approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

                  (f) The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, except pursuant to Section 6.11.

                  SECTION 6.06. Employee Benefits Matters. Annex B hereto sets forth certain agreements among the parties hereto with respect to the Company Plans and other employee benefits matters.

                  SECTION 6.07. Directors' and Officers' Indemnification and Insurance. (a) The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VIII of the by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of any individual who is now, or has been at any time prior to the date hereof, or who becomes, prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company, unless such modification shall be required by law. Notwithstanding the foregoing, if written notice of a claim setting forth in reasonable detail the basis of such claim has been given to the Surviving Corporation prior to the expiration of the six-year period from the Effective Time, then the indemnification provided pursuant to the previous sentence shall survive as to such claim until such claim has been finally resolved.

                  (b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.07(b) more than an amount per year equal to 225% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $269,400 in the aggregate and if such premiums for such insurance would at any time exceed 225% of current or substitute annual premiums paid by the Company, then Parent shall cause to be maintained policies of insurance which in Parent's good faith determination provide the maximum coverage available at an annual premium equal to 225% of current or substitute annual premiums paid by the Company); provided, however, that in the event of an expiration, termination or cancellation of such current policies, Purchaser or the

Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for 225% of the Company's current or substitute annual premiums.

                  (c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.07.

                  (d) (i) Parent agrees to indemnify, and to cause the Surviving Corporation to indemnify, all officers, directors, employees or agents of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without, limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent, from and after the Effective Time, will pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Subject to clause (ii) below, Parent shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section 6.07 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement. If the indemnity provided for in this Section 6.07 is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

                  (ii) Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (x) Parent or the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof (with counsel engaged by Parent or the Surviving Corporation to be reasonably acceptable to the relevant Indemnified Party) and Parent shall not be liable to such Indemnified Parties for any legal expense of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (y) such Indemnified Party will cooperate in the defense of any such matter and (z) Parent or the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                  (e) The provisions of this Section 6.07 are intended for the benefit of, and shall be enforceable by, each person entitled to indemnification under this Section 6.07, his or her heirs and his or her personal representatives.

                  SECTION 6.08. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION 6.09. Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required by this Section 6.09 to take any action, including entering into any consent decree, that requires the divestiture of a material amount of assets of any of the Purchaser, Parent, Company or their respective subsidiaries. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

                  (b) Each of the parties hereto agrees to cooperate and use their reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

                  SECTION 6.10. Public Announcements. Parent and the Company shall agree on the form and substance of an initial press release and other initial statements with respect to this Agreement or any Transaction, and thereafter, the Company shall not issue any press release or make any such public statement without the prior consent of Parent, except as may be required by Law or any listing agreement with a securities exchange to which the Company or any of its affiliates is a party.

                  SECTION 6.11. Confidentiality Agreement. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction. Upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

                  SECTION 7.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the certificate of incorporation of the Company;

                  (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting in any material manner, preventing or prohibiting consummation of the Transactions; and

                  (c) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Merger by the stockholders of the Company:

                  (a) By mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Purchaser and the Company and the

         Management Board of Parent; or

                  (b) By either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before March 31, 2000; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority in the United States or the European Union shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, which injunction, order, decree or ruling has become final and non-appealable; or

                  (c) By Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within 60 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period shall be extended until the fifth business day following expiration or termination of any applicable waiting period under the HSR Act), unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in this Agreement, or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

                  (d) By the Company, upon approval of the Board, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Purchaser shall have
         (A) failed to commence the Offer within 60 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period shall be extended until the fifth business day following expiration or termination of any applicable waiting period under the HSR Act), unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by the Company of any of its material representations or warranties contained in this Agreement, (ii) prior to the purchase of Shares pursuant to the Offer, (A) any representation or warranty of Parent or Purchaser in this Agreement shall not be true and correct except to the extent that the failure of such representation or warranty to be true and correct could not reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement, or (B) Parent or Purchaser shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under this Agreement, except to the extent such non-performance or non-compliance could not reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise materially reduce Purchaser's or Parent's obligations under the Agreement, (iii) the Offer has not been timely commenced (except as a result of actions or omissions by the Company) in accordance with
         Section 1.01, or (iv) prior to the purchase of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law, based upon advice of outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon five days' prior written notice to Parent, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, the Superior Proposal and after giving effect to any concessions that may be offered by Parent; provided, however, that any termination of this Agreement pursuant to Section 8.01(d)(i) or (iv) shall not be effective until the Company has made full payment of all amounts required to be paid under
         Section 8.03.

                  SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Sections 8.03 and (ii) nothing herein shall relieve any party from liability for any breach hereof.

                  SECTION 8.03.  Fees.  (a)  In the event that:

                  (i) any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of 30% or more than the then-outstanding shares of Company Common Stock and Company Preferred Stock (determined as if shares of Company Preferred Stock have been converted into shares of Company Common Stock) and this Agreement shall have been terminated pursuant to Section 8.01(c) or (d); or

                  (ii) this Agreement is terminated (x) pursuant to Section 8.01(c)(ii) or 8.01(d)(iv) or (y) pursuant to Section 8.01(c)(i) or 8.01(d)(i), to the extent that the failure to commence, the termination or the failure to accept any Shares for payment, as set forth in
         Section 8.01(c)(i) or 8.01(d)(i), as the case may be, shall relate to the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by the Company of any of its material representations or warranties contained in this Agreement;

then, in any such event, the Company shall pay Parent a fee of $10 million, which amount shall be payable in immediately available funds. Payment of such amount shall be payable within one business day following termination of this Agreement.

                  (b) In the event that any person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and (x) the Offer shall have remained open for at least 20 business days, (y) the Minimum Condition shall not have been satisfied and (z) this Agreement shall have been terminated pursuant to Section 8.01(c) or (d), then, in any such event, the Company shall pay Parent: (i) a fee of $5 million within one business day following termination of this Agreement and (ii) if the Company enters into an agreement in respect of an Acquisition Proposal within 12 months of the termination of this Agreement, an additional fee of $7 million payable within one business day following consummation of an Acquisition Proposal.

                  (c) The fee payable pursuant to Section 8.03(a) or the fee payable pursuant to Section 8.03(b), as applicable, is referred to herein as the "Fee".

                  (d) All costs and expenses incurred in connection with this Agreement, the Stockholders Agreements and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

                  (e) In the event that the Company shall fail to pay the Fee when due, the Company shall be responsible for, and shall pay to Parent and Purchaser, the costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A, from time to time, in the City of New York, as such bank's Base Rate plus 5.0%.

                  (f) Parent agrees that, in the event that Parent has received the Fee when required to be received pursuant to this Article VIII, it shall not
(i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Acquisition Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors for breach of this Agreement based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Acquisition Proposal or the Company's exercise of its right to terminate this Agreement other than any claim or cause of action against the Company or any of its officers or directors arising out of or in connection with an alleged breach of Section 6.05; provided that the Company and any third parties to a Superior Proposal irrevocably waive in writing their right, if any, to contest or object to payment of the Fee or any portion thereof which shall have been paid or be due to Parent in accordance with this Article VIII. In no event shall the Fee be paid under more than one of the Sections set forth above or in an amount in excess of $10 million.

                  SECTION 8.04. Amendment. Subject to Section 6.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise violate Section 251(d) of Delaware Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be.

                  SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

                  if to Parent or Purchaser:

                           Hochtief AG
                           Opernplatz 2
                           45128 Essen
                           Germany
                           Telecopier No.: (011) 49-201-824-2859
                           Attention: Dr. Ing.  Bernhard Burklin

                  with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022
                           Telecopier No:  (212) 848-7179
                           Attention:  Spencer D. Klein, Esq.

                  if to the Company:

                           The Turner Corporation
                           375 Hudson Street
                           New York, New York  10014
                           Telecopier No.: (212) 229-6487
                           Attention: Sara J. Gozo, Esq.

                  with a copy to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York  10019
                           Telecopier No.:  (212) 859-4000
                           Attention:  Kenneth R. Blackman, Esq.

                  SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

                  (b) "beneficial owner", with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares
         (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

                  (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York;

                  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "Environmental Laws" means any federal, state, local or foreign laws relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution or protection of the environment, health, safety or natural resources;

                  (f) "fully diluted basis" means after giving effect to the issuance of all shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock or any other convertible securities or upon the exercise of any options, warrants or rights (other than the Rights);

                  (g) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos and radon; (E) any other contaminant; and (F) any substance, material or waste regulated by any federal, state, local or foreign Governmental Authority pursuant to any Environmental Law;

                  (h) "knowledge of the Company" means the knowledge of the executive officers of the Company, after due inquiry;

                  (i) "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

                  (j) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

                  SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                  SECTION 9.05. Entire Agreement; Assignment. This Agreement and the Stockholders Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                  SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than those provisions set forth herein which are required to be governed by Delaware Law). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in The City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any New York state or federal court sitting in The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

                  SECTION 9.09. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any actions or proceedings directly or indirectly arising out of, under or in connection with this Agreement or the Transactions.

                  SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.11. Counterparts. This Agreement may be executed and delivered

(including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                  HOCHTIEF AG


                                  By      /s/ Hans-Peter Keitel
                                     ---------------------------------------
                                      Name:   Hans-Peter Keitel
                                      Title:  President and CEO


                                  By       /s/ Hans-Wolfgang Koch
                                     ----------------------------------------
                                      Name:    Hans-Wolfgang Koch
                                      Title:   Member of the Executive Board



                                  BETA ACQUISITION CORP.


                                  By     /s/ Hans-Wolfgang Koch
                                     -----------------------------------------
                                      Name:  Hans-Wolfgang Koch
                                      Title: Member of the Executive Board


                                  THE TURNER CORPORATION


                                  By         /s/ E. T. Gravette, Jr.
                                     ------------------------------------------
                                      Name:      E. T. Gravette, Jr.
                                      Title:     Chairman and CEO

                                                                         ANNEX A



                             Conditions to the Offer


                  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

                  (a) there shall have been enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and which (i) makes illegal, materially delays, or otherwise, directly or indirectly, restrains or prohibits or makes materially more costly, the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent or the purchase of Shares pursuant to any Stockholders Agreement, or the consummation of any other Transaction, or obtains material damages in connection with any Transaction; (ii) prohibits or limits materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and its Subsidiaries, in either case, taken as a whole, or compels the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and its Subsidiaries, in either case, taken as a whole; (iii) imposes or confirms limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or any Stockholders Agreement or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Merger;
         (iv) requires divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a Material Adverse Effect; provided that Purchaser shall extend or amend, and not terminate, the Offer pursuant to this paragraph (a) if the applicable law is a temporary or preliminary order, decree or injunction and the Company is using all reasonable efforts to have such order, decree or injunction reversed, vacated or lifted; and provided, further that Purchaser's right to invoke this condition is subject to Parent and Purchaser having used all reasonable efforts to prevent the enactment, issuance, promulgation, enforcement or entry of such Law;


                  (b) there shall have been instituted or be pending any Action instituted by or on behalf of any Governmental Authority seeking the entry of any order, decree or injunction (whether temporary, preliminary or permanent) that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                  (c) there shall have occurred any Material Adverse Effect;

                  (d) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Germany or (ii) any limitation (whether or not mandatory) by any government or Governmental Authority, on the extension of credit by banks or other lending institutions;

                  (e) any representation or warranty of the Company in this Agreement (i) which is qualified as to Material Adverse Effect shall not be true and correct, subject to such Material Adverse Effect qualification, in all respects or (ii) any such representation or warranty that is not so qualified shall not be true and correct except to the extent that the failure of such representation or warranty to be true and correct could not reasonably be expected to have a Material Adverse Effect or prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement and except that any representation or warranty that addresses matters only as of a particular date shall not be true and correct, subject to the qualifications described above, as of such date;

                  (f) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Agreement or any Stockholder shall have failed to perform in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of such Stockholder to be performed or complied with by it under a Stockholders Agreements;

                  (g) the Agreement shall have been terminated in accordance with its terms; or

                  (h) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

         which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                         ANNEX B



                     Agreement Respecting the Company Plans
                       and Other Employee Benefits Matters

                  1. Following the Effective Time, Parent shall cause the Company to honor all Company Plans which have been disclosed in Section 3.10(a) of the Disclosure Schedule; provided that the foregoing shall not prohibit or restrict the Company from amending, modifying or terminating any Company Plan in accordance with its terms following the Effective Time.

                  2. From the Effective Time through at least December 31, 2000 Parent shall cause the Company to continue in effect the annual incentive program of the Company listed on Section 3.10(a) of the Disclosure Schedule, subject to such adjustments to the targets under such program as shall be necessary or advisable to take into account the Transactions and the business of the Company following the Effective Time. Parent's present intention is to cause the Company to continue such plan in effect after December 31, 2000.

                  3. Following the Effective Time, Parent shall cause the Company to establish a phantom option plan and a phantom restricted stock plan for senior officers of the Company that will replace the Company's existing option and restricted stock plans disclosed on Section 3.10(a) of the Disclosure Schedule. Such phantom option plan shall be similar in nature and scope to the Company's existing option plan. Such phantom restricted stock plan shall allow grants in the range of approximately 5.42% of the current equity of the Company and shall provide that all senior officers will be eligible to participate in such grants.

                  4. It is Parent's present intention to operate the businesses of the Company and the Subsidiaries following the Effective Time in a manner substantially consistent with the manner in which such businesses are currently operated. As a result, Parent presently intends that the Company and the Subsidiaries shall maintain their current names for the foreseeable future and shall for the foreseeable future be the principal entities through which Parent conducts the businesses in the United States that are currently conducted by the Company and the Subsidiaries. Notwithstanding the foregoing, Parent may change any of the foregoing if it deems advisable in the exercise of its business judgment.

                  5. Parent shall cause the Company to continue to maintain through December 31, 2000 compensation and benefits (including severance but excluding stock based plans except as otherwise contemplated by this Annex B) for all continuing directors, officers and employees of the Company and the Subsidiaries which are, in the aggregate, at least substantially equivalent to the compensation and benefits (including severance but excluding stock based plans except as otherwise contemplated by this Annex B) that these persons had immediately prior to the Effective Time.

                  6. For purposes of determining eligibility and vesting under any Purchaser benefit plans, employees of the Company and the Subsidiaries shall be credited with their years of service with the Company or the Subsidiaries. To the extent that any Purchaser benefit plan in which a Company employee participates after the Effective Time provides medical, dental, vision or other welfare benefits, Purchaser shall cause all pre-existing condition exclusions and actively at work requirements of such plan to be waived for such employee and his or her covered dependents except to the extent such employee and his or her covered dependents were subject to such requirements under the applicable Company Plans, and Purchaser shall cause any eligible expenses incurred by such employee on or before the Effective Time to be taken into account under such plan for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year.

                                                                Exhibit (c)(1)



                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                  HOCHTIEF AG,

                             BETA ACQUISITION CORP.

                                       and

                             THE TURNER CORPORATION


                           Dated as of August 16, 1999

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                    ARTICLE I

                                    THE OFFER

         SECTION 1.01.  The Offer.................................................................................  2
         SECTION 1.02.  Company Action............................................................................  3

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01.  The Merger................................................................................  5
         SECTION 2.02.  Effective Time; Closing...................................................................  5
         SECTION 2.03.  Effect of the Merger......................................................................  5
         SECTION 2.04.  Certificate of Incorporation; By-laws.....................................................  5
         SECTION 2.05.  Directors and Officers....................................................................  6
         SECTION 2.06.  Conversion of Securities..................................................................  6
         SECTION 2.07.  Employee and Director Stock Options.......................................................  7
         SECTION 2.08.  Dissenting Shares.........................................................................  8
         SECTION 2.09.  Surrender of Shares; Stock Transfer Books.................................................  8

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         SECTION 3.01.  Organization and Qualification; Subsidiaries.............................................  10
         SECTION 3.02.  Certificate of Incorporation and By-laws.................................................  11
         SECTION 3.03.  Capitalization...........................................................................  11
         SECTION 3.04.  Authority Relative to this Agreement.....................................................  12
         SECTION 3.05.  No Conflict; Required Filings and Consents...............................................  12
         SECTION 3.06.  Permits; Compliance......................................................................  13
         SECTION 3.07.  SEC Filings; Financial Statements........................................................  14
         SECTION 3.08.  Absence of Certain Changes or Events.....................................................  15
         SECTION 3.09.  Absence of Litigation....................................................................  15
         SECTION 3.10.  Employee Benefit Plans...................................................................  15
         SECTION 3.11.  Labor Matters............................................................................  17
         SECTION 3.12.  Offer Documents; Schedule 14D-9; Proxy Statement.........................................  18
         SECTION 3.13.  Real Property and Leases.................................................................  18
         SECTION 3.14.  Intellectual Property....................................................................  19
         SECTION 3.15.  Year 2000 Compliance.....................................................................  19
         SECTION 3.16.  Taxes....................................................................................  20
         SECTION 3.17.  Environmental Matters....................................................................  21
         SECTION 3.18.  Amendment to Rights Agreement............................................................  21

                                                                                                                  PAGE


         SECTION 3.19.  Material Contracts.......................................................................  21
         SECTION 3.20.  Insurance................................................................................  22
         SECTION 3.21.  Brokers..................................................................................  22


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         SECTION 4.01.  Corporate Organization...................................................................  23
         SECTION 4.02.  Authority Relative to This Agreement and the
                                    Stockholders Agreements......................................................  23
         SECTION 4.03.  No Conflict; Required Filings and Consents...............................................  23
         SECTION 4.04.  Financing................................................................................  24
         SECTION 4.05.  Absence of Litigation....................................................................  24
         SECTION 4.06.  Offer Documents; Proxy Statement.........................................................  24
         SECTION 4.07.  Brokers..................................................................................  25

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.01.  Conduct of Business by the Company Pending the Merger....................................  25

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01.  Stockholders' Meeting....................................................................  27
         SECTION 6.02.  Proxy Statement..........................................................................  28
         SECTION 6.03.  Company Board Representation; Section 14(f)..............................................  28
         SECTION 6.04.  Access to Information; Confidentiality...................................................  29
         SECTION 6.05.  No Solicitation of Transactions..........................................................  29
         SECTION 6.06.  Employee Benefits Matters................................................................  31
         SECTION 6.07.  Directors' and Officers' Indemnification and Insurance...................................  31
         SECTION 6.08.  Notification of Certain Matters..........................................................  33
         SECTION 6.09.  Further Action; Reasonable Best Efforts..................................................  33
         SECTION 6.10.  Public Announcements.....................................................................  34
         SECTION 6.11.  Confidentiality Agreement................................................................  34


                                   ARTICLE VII
                            CONDITIONS TO THE MERGER

         SECTION 7.01.  Conditions to the Merger.................................................................  34

                                                                                                                   PAGE


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01.  Termination..............................................................................  35
         SECTION 8.02.  Effect of Termination....................................................................  37
         SECTION 8.04.  Amendment................................................................................  38
         SECTION 8.05.  Waiver...................................................................................  38

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01.  Non-Survival of Representations and Warranties...........................................  39
         SECTION 9.02.  Notices..................................................................................  39
         SECTION 9.03.  Certain Definitions......................................................................  40
         SECTION 9.04.  Severability.............................................................................  41
         SECTION 9.05.  Entire Agreement; Assignment.............................................................  42
         SECTION 9.06.  Parties in Interest......................................................................  42
         SECTION 9.07.  Specific Performance.....................................................................  42
         SECTION 9.08.  Governing Law............................................................................  42
         SECTION 9.09.  Waiver of Jury Trial.....................................................................  42
         SECTION 9.10.  Headings.................................................................................  42
         SECTION 9.11.  Counterparts.............................................................................  43


         ANNEX A           Conditions to the Offer
         ANNEX B           Agreement Respecting the Plans and Other Employee Benefit Matters

                            Glossary of Defined Terms

Defined Term                                                                      Location of Definition
------------                                                                      ----------------------
 1998 Balance Sheet.............................................................  Section 3.07(c)
 Action.........................................................................  Section 3.09
 Acquiring Person...............................................................  Section 3.18(a)
 Acquisition Proposal...........................................................  Section 6.05(a)
 affiliate......................................................................  Section 9.03(a)
 Agreement......................................................................        Preamble
 beneficial owner...............................................................  Section 9.03(b)
 Blue Sky Laws..................................................................  Section 3.05(b)
 Board..........................................................................        Recitals
 business day...................................................................  Section 9.03(c)
 Cash-Out Value.................................................................  Section 2.07(c)
 Certificate of Merger..........................................................  Section 2.02
 Certificates...................................................................  Section 2.09(b)
 COBRA..........................................................................  Section 3.10(a)
 Code...........................................................................  Section 3.10(a)
 Common Stock Merger Consideration..............................................  Section 2.06(a)
 Company........................................................................        Preamble
 Company Common Stock...........................................................        Recitals
 Company Plans..................................................................  Section 3.10(a)
 Company Preferred Stock........................................................        Recitals
 Company Stock Plans............................................................  Section 2.07(a)
 Company Systems................................................................  Section 3.15
 Confidentiality Agreement......................................................  Section 6.04(b)
 control........................................................................  Section 9.03(d)
 Delaware Law...................................................................        Recitals
 Disclosure Schedule............................................................        Article III
 Disinterested Directors........................................................  Section 1.02(b)
 Dissenting Shares..............................................................  Section 2.08(a)
 Distribution Date..............................................................  Section 3.18(b)
 Effective Time.................................................................  Section 2.02
 Environmental Laws.............................................................  Section 9.03(e)
 Environmental Permits..........................................................  Section 3.17
 ERISA..........................................................................  Section 3.10(a)
 ESOP Indebtedness..............................................................        Annex B
 Exchange Act...................................................................  Section 1.01(a)
 Fee............................................................................  Section 8.03(c)
 fully diluted basis............................................................  Section 9.03(f)
 GAAP...........................................................................  Section 3.01(a)

Defined Term                                                                      Location of Definition
------------                                                                      ----------------------
 Governmental Authority.........................................................  Section 3.05(b)
 Hazardous Substances...........................................................  Section 9.03(g)
 HSR Act........................................................................  Section 1.01(a)
 Indemnified Parties............................................................  Section 6.07(d)
 Intellectual Property..........................................................  Section 3.14(c)
 IRS............................................................................  Section 3.10(a)
 ISO............................................................................  Section 7.01(b)
 knowledge of the Company.......................................................  Section 9.03(h)
 Law............................................................................  Section 3.05(a)
 Liens..........................................................................  Section 3.13(b)
 Material Adverse Effect........................................................  Section 3.01(a)
 Material Contracts.............................................................  Section 3.19(a)
 Merger.........................................................................        Recitals
 Minimum Condition..............................................................  Section 1.01(a)
 Multiemployer Plan.............................................................  Section 3.10(b)
 Multiple Employer Plan.........................................................  Section 3.10(b)
 Offer..........................................................................        Recitals
 Offer Documents................................................................  Section 1.01(b)
 Offer to Purchase..............................................................  Section 1.01(b)
 Option.........................................................................  Section 2.07(b)
 Parent.........................................................................        Preamble
 Per Share Amount...............................................................        Recitals
 Paying Agent...................................................................  Section 2.09(a)
 Permits........................................................................  Section 3.06
 Permitted Liens................................................................  Section 3.13(b)
 person.........................................................................  Section 9.03(i)
 Preferred Stock Merger Consideration...........................................  Section 2.06(b)
 Proxy Statement................................................................  Section 3.12
 Purchaser......................................................................        Preamble
 Rights.........................................................................        Recitals
 Rights Agreement...............................................................        Recitals
 Schedule 14D-9.................................................................  Section 1.02(b)
 Schedule 14D-1.................................................................  Section 1.01(b)
 SEC............................................................................  Section 1.01(a)
 SEC Reports....................................................................  Section 3.07(a)
 Securities Act.................................................................  Section 3.07(a)
 Series B Preferred Stock.......................................................  Section 3.03
 Series C Preferred Stock.......................................................        Recitals
 Series D Preferred Stock.......................................................        Recitals
 Series E Preferred Stock.......................................................  Section 3.03

Defined Term                                                                      Location of Definition
------------                                                                      ----------------------
 Series F Preferred Stock.......................................................  Section 3.03
 Shares.........................................................................        Recitals
 Stock Acquisition Date.........................................................  Section 3.18(a)
 Stockholders...................................................................        Recitals
 Stockholders Agreements........................................................        Recitals
 Stockholders' Meeting..........................................................  Section 6.01(a)
 Steiner Agreement..............................................................  Section 3.03
 Subsidiary.....................................................................  Section 3.01(a)
 subsidiary.....................................................................  Section 9.03(j)
 Superior Proposal..............................................................  Section 6.05(b)
 Surviving Corporation..........................................................  Section 2.01
 Taxes..........................................................................  Section 3.16
 Transactions...................................................................  Section 1.02(a)
 Unit...........................................................................  Section 2.07(c)
 Year 2000 Compliant............................................................  Section 3.15